Exhibit 99.1

N E W S  R E L E A S E

142 West 57th Street, New York, NY 10019

Kay Krill Promoted to President of AnnTaylor Stores Corporation

— Appointed to Board of Directors —

NEW YORK, NEW YORK, November 8, 2004 – J. Patrick Spainhour, Chairman and Chief Executive Officer, of AnnTaylor Stores Corporation (NYSE: ANN), today announced the appointment of Kay Krill as President of the Company and a member of its Board of Directors.

Ms. Krill has been with the Ann Taylor Corporation since 1994, when she joined as Merchandising Vice President of separates, suits, dresses and petites at Ann Taylor Stores. She has led the management team of the Company’s Ann Taylor Loft division since its formation as a stand-alone concept in 1996, and was appointed President of the division in 2001. In that role, she has established Ann Taylor Loft as one of the industry’s most successful, consistent and fastest growing retail apparel concepts. In her new position, Ms. Krill will have oversight responsibility for all three of the Company’s concepts, Ann Taylor Stores, Ann Taylor Loft, and Ann Taylor Factory Stores, as well as all aspects of marketing.

“We are delighted to promote Kay to a position where we can leverage her talents and expertise across all of our businesses,” said Mr. Spainhour. “Kay is not only a skilled merchant with a keen ability to anticipate the needs and desires of the client, but an innovative and results-driven leader who has built and nurtured Loft since its inception, developing product strategies to deliver continually fresh and appealing assortments, while managing all aspects of Loft with great discipline and efficiency. In addition to these achievements she has built a superior senior management team, with an average tenure of approximately eight years. With this team in place, Kay is well positioned to see that Loft continues to build on its impressive record of success, as well as to apply her proven skills to improving performance and consistency at Ann Taylor Stores and overseeing the continued development of our Factory concept.”

Ms. Krill will assume her new responsibilities as the Company’s President effective immediately, and will continue to have direct management responsibility for Ann Taylor Loft until her replacement at Loft is named. Jerome Jessup, Senior Executive Vice President of Merchandise and Design at Ann Taylor Stores, and Donna Noce, Senior Vice President of Ann Taylor Factory, will report to Ms. Krill, who will report to Mr. Spainhour.

Ms. Krill said, “As President of Ann Taylor, I look forward to working with each of the three divisions to see that they reach their full potential for growth and consistency of performance. I am pleased to have within each division talented leaders who can effectively execute on the plans and strategies we will formulate to help us achieve our goals. I look forward to working with the Ann Taylor team to leverage the concept’s strong foundation and heritage by consistently delivering the updated classics infused with fashion the client expects from us, and positioning ourselves to be her single destination for all her wardrobing needs across her lifestyle. We will also work to maximize product flow – a trait that has been central to the success at Loft – in order to refresh stores more frequently and enhance the newness of our offerings.”

Ms. Krill became Executive Vice President of Ann Taylor Loft in 1996 and was promoted to President of that division in 2001. She has led the development of Ann Taylor Loft and its explosive growth and success throughout its history. The concept recently delivered its 19th consecutive month of positive comparable store sales, and in the third quarter of fiscal 2004, which ended on October 30, 2004, it recorded revenues of $215.5 million, making it the largest division of the Corporation.

Prior to joining Ann Taylor, Inc., Ms. Krill was Executive Vice President of Women’s Operations of the Hartmarx Corporation as well as President of Carroll Reed. Before that, she spent nine years at Talbots, holding various management positions.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 727 stores in 45 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are Forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions. These forward-looking statements reflect the Company’s current expectations concerning future events and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company’s brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company’s Online Store(s); a significant change in the regulatory environment applicable to the Company’s business; risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints; the impact of quotas, and the elimination thereof; an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; financial or political instability in any of the countries in which the Company’s goods are manufactured; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company’s vendors in Asia and elsewhere; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; the inability of the Company to hire, retain and train key personnel, and other factors set forth in the Company’s filings with the SEC. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

Investor Contacts:	Press Contacts:
Eileen O’Connor	Dawn Dover
Vice President, Investor Relations	Kekst and Company
(212) 541-3484	(212) 521-4817

Jim Smith	Molly Morse
Chief Financial Officer	Kekst and Company
(212) 541-3547	(212)521-4826